Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Smith Micro Software, Inc. and subsidiaries (collectively, the “Company”) of our reports dated March 2, 2010 relating to our audits of the consolidated financial statements, and the financial statement schedule, and internal control over financial reporting, which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.
/s/ SINGERLEWAK LLP
Los Angeles, California
September 28, 2010